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                                                                  EXHIBIT (21)

                  THE LINCOLN ELECTRIC COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



The Company's significant subsidiaries, all of which are included in its consolidated financial statements, are listed in the following table:

                                           COUNTRY OF           CONSOLIDATED
            NAME                           INCORPORATION      PERCENT OWNERSHIP
-------------------------------            -------------      -----------------

Lincoln Electric (U.K.) Limited            United Kingdom            100

Lincoln-Norweld A/S                        Norway                    100

Lincoln Electric France S.A.               France                    100

Lincoln Smitweld B.V.                      The Netherlands           100

Lincoln K.D.S.A.                           Spain                     100

Lincoln Electric Company                   Australia                 100
(Australia) Proprietary Limited

Lincoln Electric Company of                Canada                    100
Canada Limited

Lincoln Electric Mexicana, S.A. de C.V.    Mexico                    100

Lincoln Electric Do Brasil Ltda.           Brazil                    100

The Company has omitted the names of its subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 contained in Regulation S-X.